UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): December 1, 2006

                              ZANETT, INC

         (Exact name of registrant as specified in its charter)



      DELAWARE                    1-32589                 56-4389547
  (State or other                (Commission             (IRS Employer
  jurisdiction of                File Number)         Indentification No.)
   incorporation)




             635 Madison Avenue, 15th Floor, New York, NY 10022
                  (Address of principal executive offices)

                            (646) 502-1800
          (Registrant's telephone number, including area code)

                            Not Applicable

    (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



Item 1.01.      Entry into a Material Definitive Agreement.

              On December 21, 2006, Zanett, Inc. (the "Company"), together with its wholly-owned subsidiaries, Zanett Commercial Solutions, Inc. ("ZCS") and Paragon Dynamics, Inc. ("PDI" and together with the Company and
 ZCS, the "Borrowers"), entered into a new Loan and Security Agreement (the "Loan Agreement") with LaSalle Bank National Association ("LaSalle"). The Loan Agreement allows for revolving credit borrowings in a principal amount of up to $8.0 million, which can be increased to $10.0 million at the Borrowers' option if they satisfy certain conditions. LaSalle acts as lender and letter of credit issuer under the Loan Agreement. In general, borrowings under the Loan Agreement bear interest at either (i) a LIBOR rate plus a margin based on the Borrowers' fixed charge coverage ratio (calculated on a consolidated basis) or (ii) the Prime Rate.

              The Loan will be used for the Borrowers' business purposes, including without limitation, to provide for the Borrowers' future working capital requirements. The Company, ZCS and PDI are jointly and severally liable for the obligations of all of the borrowers under the Loan Agreement. The Loan is secured by substantially all of the assets of the Borrowers.

               Subject to LaSalle's right to accelerate the Loan upon the occurrence of an event of default (subject to applicable cure periods), the Company must repay the Loan on December 21, 2009. Among other events of default in the Loan Agreement are: cross-default in respect of certain significant contracts of the Borrowers or any of Borrowers' existing indebtedness that has been subordinated to the Loan; any Borrower's insolvency or the appointment of a receiver or trustee for any of the Borrowers; unsatisfied judgments in excess of certain threshold amounts; a change of control of the Borrowers in certain circumstances; any event of default in connection with any contingent consideration payable by any Borrower in connection with an acquisition; the assignment or transfer of subordinated debt held by Bruno Guazzoni, the uncle of the Company's Chief Executive Officer and the holder of approximately 31.2% of its common stock, or Emral Holdings Limited, without such assignee or transferee executing a subordination agreement acceptable to LaSalle; and covenant default under the Loan Agreement. Some of the more important business and financial covenants are discussed below.

              The Loan Agreement restricts the Borrowers from, among other things, (a) guaranteeing any other person's obligations; (b) incurring additional indebtedness, subject to certain exceptions including the Borrowers' present indebtedness and indebtedness that is unsecured and subordinated to the Loans; (c) granting any other liens on the assets of the Borrowers; (d) entering into any transactions outside the ordinary course of business (including mergers and acquisition), provided that the Borrowers may enter into acquisition transactions if the aggregate amount of all cash and other consideration in connection with all such acquisitions does not exceed $750,000 and the due diligence materials and transaction documents relating to any such acquisition are approved by LaSalle; (e) entering into transactions with affiliates, except on arms-length terms; and (f) making any principal payments on subordinated debt unless the Borrowers satisfy certain conditions.

              The Loan Agreement also contains restrictions on making investments in any other entity and amendments to the organizational documents of the Borrowers. In addition, the Borrowers may not declare or pay any dividend or other distribution in cash or property (except for dividends or other distributions made by ZCS or PDI to the Company), make any cash return of capital to shareholders, any cash liquidation preference payment or cash distribution with respect to its capital stock, or make any payments in cash or property in respect of any stock options, stock bonus, or similar plan. Notwithstanding the foregoing, the Borrowers may accrue, but not pay, dividends as payment in kind. There is also a restriction on capital expenditures, limiting the aggregate amount the Borrowers may spend to $250,000 in each calendar year. Any unused excess under this capital expenditures cap may not be carried over into future calendar years.

               In addition to business covenants, there are financial covenants in the Loan Agreement. The Loan Agreement includes a fixed charge coverage ratio test and a senior debt ratio test. The Borrowers are required to maintain a fixed charge coverage ratio of not less than 1.0 to 1.0 for the three month period ending on December 31, 2006, and not less than 1.1 to 1.0 thereafter. The Borrowers must maintain a senior debt ratio of not greater than 3.0 to 1.0 through June 30, 2007, which ratio decreases to 2.75 to 1.0 for the 12 month period ending on September 30, 2007, and to 2.5 to 1.0 thereafter. The Borrowers are also required to maintain EBITDA for each calendar month (other than the calendar months of December and January) of not less than $140,000 during the term of the Loan.

Item 2.03.     Creation of a Direct Financial Obligation or an
Obligation under an Off-Balance Sheet
               Arrangement of a Registrant

      The information reported under Item 1.01 is incorporated herein by reference.


Item 9.01             Financial Statements and Exhibits

(d) Exhibits

10.1 Loan and Security Agreement dated as of December 21,
2006 among LaSalle Bank National Association , Zanett, Inc., Zanett Commercial Solutions, Inc., and Paragon Dynamics, Inc.



SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANETT, INC.
Date:  December 26, 2006       /s/ Dennis Harkins
                               Dennis Harkins
                               Chief Financial Officer